Exhibit 23.2.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108215 on Form S-3 of our reports dated March 4, 2005, relating to the consolidated financial statements and financial statement schedules of Kansas City Power & Light Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kansas City Power & Light Company for the year ended December 31, 2004.

/s/Deloitte & Touche LLP

Kansas City, Missouri

March 4, 2005